EXHIBIT 99.2

                  INTERNATIONAL FLAVORS & FRAGRANCES INC.

                     2000 Supplemental Stock Award Plan

                    Non-Qualified Stock Option Agreement

         This Stock Option Agreement (the "Agreement") confirms the grant on _____________ (the "Grant Date") by INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the "Company"), to ("Employee") of an option (the "Option") to purchase shares of Common Stock, par value $.12-1/2 per share (the "Shares"), as follows:

  Shares purchasable:    ___________ Shares (No reload options are authorized)

  Exercise Price:        $__________ per Share

  Option vests and
  becomes exercisable:        As to all of the Shares on ________________,
                              provided that portions of the Option will vest and become cumulatively exercisable upon the market price of the Common Stock hereafter reaching the "Market Price Target" specified in the following table:

         Option Vesting and Exercisability          Market Price Target
         ---------------------------------          -------------------


      For purposes of this Agreement, the "Market Price Target" will be deemed to have been reached only if the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the New York Stock Exchange, is equal to or greater than the amount specified in the table for seven trading days within any period of 20 consecutive trading days, as reported in the Wall Street Journal. In addition, the Option shall become immediately vested and exercisable upon a Change in Control or upon the occurrence of certain events relating to termination of employment, in accordance with Section 4 hereof.

Expiration Date:          The earlier of ____________ or the date six months
                          and one day after the market price of the Common
                          Stock has reached an average closing price of $______ measured over any period of 20 consecutive trading days, as reported in the Wall
                          Street Journal (the "Stated Expiration Date") or, in the event Employee's employment by the Company and its subsidiaries earlier terminates, the date the Option expires or ceases to be exercisable under Section 4 hereof.

The Option is subject to the terms and conditions of the 2000 Supplemental Stock Award Plan (the "Plan") and this Agreement, including the Terms and Conditions of Option Grant attached hereto. The number and kind of shares purchasable, the Exercise Price, and the specified Market Price Targets are subject to adjustment in accordance with Section 10(c) of the Plan.

         Employee acknowledges and agrees that (i) the Option is nontransferable, except as provided in Section 7 hereof and Section 10(b) of the Plan, (ii) the Option, and certain amounts of gain realized upon exercise of the Option, is subject to forfeiture in the event Employee fails to meet applicable requirements relating to non-competition, confidentiality, non-solicitation of customers, suppliers, business associates, employees, and service providers, non-disparagement and cooperation in litigation with respect to the Company and its subsidiaries and affiliates, as set forth in Section 5 hereof, and Section 9 of the Plan, (iii) the Option is subject to forfeiture in the event of Employee's termination of employment in certain circumstances, as specified in Section 4 hereof, and (iv) sales of Shares will be subject to the Company's policies regulating trading by employees.

         IN WITNESS WHEREOF, INTERNATIONAL FLAVORS & FRAGRANCES INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee                                INTERNATIONAL FLAVORS & FRAGRANCES INC.


_________________________                By:
[Employee Name]                               [Name]
                                              [Title]


                    TERMS AND CONDITIONS OF OPTION GRANT

         The following Terms and Conditions apply to the Option granted to Employee by INTERNATIONAL FLAVORS & FRAGRANCES INC. (the "Company"), as specified on the preceding page. Certain specific terms of the Option, including the number of shares purchasable, vesting and Expiration Date, and Exercise Price, are set forth on the preceding page.

         1. General. The Option is a non-qualified stock option granted to Employee under the Company's 2000 Supplemental Stock Award Plan (the "Plan"), a copy of which is delivered to Employee with this Agreement. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Option, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company's Stock Option and Compensation Committee (the "Committee") made from time to time time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to the Option. The Option is not an incentive stock option as defined under
Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Right to Exercise Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Employee may exercise the Option only after the time and to the extent the Option has become vested and exercisable and prior to the Expiration Date of the Option.

         3. Method of Exercise. To exercise the Option, Employee must (a) give written notice to the Secretary of the Company, which notice shall specifically refer to this Agreement, state the number of Shares as to which the Option is being exercised, the name in which he or she wishes the Shares to be issued, and be signed by Employee, and (b) pay in full to the Company the Exercise Price of the Option for the number of Shares being purchased either (i) in cash (including by check), payable in United States dollars, (ii), by delivery of Shares already owned by Employee (which Shares must have been held for at least six months if they were acquired under any Company plan and are not considered to be "mature" shares for accounting purposes) having a fair market value, determined as of the date the Option is exercised, equal to all or the part of the aggregate Exercise Price being paid in this way or (iii) in any other manner then permitted by the Committee. Once Employee gives notice of exercise, such notice may not be revoked. When Employee exercises the Option, or part thereof, the Company will transfer Shares (or make a certificate-less credit) to Employee's brokerage account at a designated securities brokerage firm or otherwise deliver Shares to Employee. No Employee or Beneficiary shall have at any time any rights with respect to shares covered by this Agreement prior to issuance of certificates (or certificate-less credit) therefor following exercise of the Option as provided above. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issue of such stock certificates (or credit).

         4. Termination Provisions. The following provisions will govern the vesting, exercisability and expiration of the Option in the event of termination of Employee's employment, unless otherwise determined by the Committee (subject in all cases to Section 8(a) hereof); provided, however, that the expiration of the Option in the event of any Termination of Employment following a Change in Control, other than a termination by the Company for Cause, shall be governed by Section 8(a)(ii) of the Plan (with the "stated term of the Award" for purposes of Section 8(a)(ii) ending at the Stated Expiration Date, as defined herein):

                  (a) Death. In the event of Employee's Termination of Employment due to death, the Option, to the extent then outstanding, will vest and become exercisable immediately in full and will expire at the earlier of one year after such termination or the Stated Expiration Date.

                  (b) Disability. In the event of Employee's Termination of Employment due to Disability (as defined below), the Option, to the extent then outstanding, will vest and become exercisable immediately in full and will expire at the earlier of three years after such termination or the Stated Expiration Date.

                  (c) Retirement. In the event of Employee's Termination of Employment due to Retirement (as defined below), the Option, to the extent then outstanding, will not be forfeited as a result of such Retirement, but will remain outstanding, will be or become exercisable at such times as the Option would have been vested and exercisable had Employee continued to be employed by the Company, and will expire at such time as the Option would have expired had Employee continued to be employed by the Company.

                  (d) Termination by the Company Without Cause. In the event of Employee's Termination of Employment by the Company without Cause, the portion of the then-outstanding Option not vested and exercisable at the date of termination will be forfeited, and any portion of the then-outstanding Option that is vested and exercisable at the date of termination will expire at the earlier of three months after termination or the Stated Expiration Date.

                  (e) Termination by the Company for Cause. In the event of Employee's Termination of Employment by the Company for Cause (as defined below), the Option, whether or not then vested and exercisable, immediately will be forfeited and will expire.

                  (f) Termination by the Employee Voluntarily. In the event of Employee's voluntary Termination of Employment, the portion of the then-outstanding Option not vested and exercisable at the date of termination will be forfeited, and any portion of the then-outstanding Option that is vested and exercisable at the date of termination will expire at the earlier of three months after termination or the Stated Expiration Date.

                  (g) Certain Definitions. The following definitions apply for purposes of this Agreement:

                           (i) "Cause" means (A) the willful and continued
                  failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee which specifically identifies the manner in which Employee has not substantially performed his duties, (B) the willful engagement by Employee in conduct which is not authorized by the Board of Directors of the Company or within the normal course of Employee's business decisions and is known by Employee to be materially detrimental to the best interests of the Company or any of its subsidiaries, or (C) the willful engagement by Employee in illegal conduct or any act of serious dishonesty which adversely affects, or, in the reasonable estimation of the Board of Directors of the Company, could in the future adversely affect, the value, reliability or performance of Employee to the Company in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The foregoing notwithstanding, if Employee has an employment agreement or is covered by a severance policy containing a different definition of "Cause," Employee shall be deemed terminated for "Cause" only if the requirements of such other definition are also met.

                           (ii) "Disability" means a disability entitling
                  the Employee to long-term disability benefits under the Company's long-term disability policy as in effect at the date of Employee's termination of employment.

                           (iii) "Retirement" means retirement after
                  attaining age 62, or earlier retirement if at the time of such earlier retirement the sum of the Employee's age plus years of service equals or exceeds 70.

                           (iv) "Termination of Employment" means the event
                  by which Employee ceases to be employed by the Company or any subsidiary of the Company and, immediately thereafter, is not employed by or providing substantial services to any of the Company or a subsidiary of the Company.

         5. Additional Forfeiture Provisions. Employee agrees that, by signing this Agreement and accepting the grant of the Option, the forfeiture conditions set forth in Section 9 of the Plan shall apply to this Option and to gains realized upon the exercise of this Option.

         6. Employee Representations and Warranties Upon Exercise. As a condition to the exercise of the Option, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation, and to make a representation and warranty that no Forfeiture Event has occurred or is contemplated within the meaning of Section 9 of the Plan.

         7. Nontransferability. Employee may not transfer the Option or any rights thereunder to any third party other than by will or the laws of descent and distribution, and, during Employee's lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Option, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

         8.  Miscellaneous.

                  (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument executed by Employee.

                  (b) No Promise of Employment. The Option and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

                  (c) Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW.

                  (d) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 521 West 57th Street, New York, NY 10019, attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee's address as then appearing in the records of the Company.